JPMorgan Chase Financial Company LLC	July 2018

Reopening Supplement No. 1 to Pricing Supplement dated April 28, 2017

Registration Statement Nos. 333-222672 and 333-222672-01

Dated July 20, 2018

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 4, 2023

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Trigger Jump Securities do not pay interest and do not guarantee the return of any of the principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the underlying index, as determined on the valuation date. If the final index value is greater than or equal to the initial index value, you will receive for each security that you hold at maturity the greater of a cash payment that reflects the index percent change and an upside payment in addition to the stated principal amount. If the final index value is less than the initial index value by no more than 40%, you will receive the principal amount of your securities at maturity. However, if the final index value is less than the initial index value by more than 40%, the payment due at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final index value from the initial index value. This amount will be less than $6.00 and could be zero. Accordingly, investors may lose their entire initial investment in the securities. The Trigger Jump Securities are for investors who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of the performance of the underlying index. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

The purpose of this reopening supplement no. 1 to the pricing supplement related hereto dated April 28, 2017 is to offer additional securities with an aggregate principal amount of $36,360, which we refer to as the “reopened securities.” $18,621,000 aggregate principal amount of securities were originally issued on May 4, 2017, which we refer to as the “original securities.” The reopened securities will constitute a further issuance of, and will be consolidated with and form a single tranche with, the original securities.

FINAL TERMS
Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlying index:	EURO STOXX 50® Index
Aggregate principal amount:	$36,360 *
Payment at maturity:	▪ If the final index value is greater than or equal to the initial index value, you will receive at maturity a cash payment per $10 stated principal amount security equal to:
$10 + the greater of (a) $10 × index percent change and (b) the upside payment

▪        If the final index value is less than the initial index value but greater than or equal to the downside threshold, you will receive at maturity a cash payment per $10 stated principal amount security equal to:

$10

▪        If the final index value is less than the downside threshold, you will receive at maturity a cash payment per $10 stated principal amount security equal to:

$10 × index performance factor
This amount will be less than the stated principal amount of $10, and will represent a loss of more than 40%, and possibly all, of your principal amount.
Upside payment:	$7.525 per $10 stated principal amount security (75.25% of the stated principal amount)
Downside threshold:	2,135.754, which is 60% of the initial index value
Index percent change:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	The closing level of the underlying index on the pricing date, which was 3,559.59
Final index value:	The closing level of the underlying index on the valuation date
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	April 28, 2017
Reopening pricing date:	July 20, 2018
Reopening issue date (settlement date):	For the reopened securities, July 23, 2018
Valuation date:	April 28, 2023, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement
Maturity date:	May 4, 2023, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP / ISIN:	48129F242 / US48129F2424
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions(2)	Proceeds to issuer
Per security	$9.80	—	$9.80
Total	$36,360.00	—	$36,360.00
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial., will not receive selling commissions for the securities. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the securities on the reopening pricing date was $9.88 per $10 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Risk Factors” beginning on page 6 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

*The securities offered hereby, which we refer to as the “reopened securities,” constitute a further issuance of, and will be consolidated with and form a single tranche with, the $18,621,000 aggregate principal amount of our Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 4, 2023 originally issued on May 4, 2017, which we refer to as the “original securities.” The reopened securities will have the same CUSIP as the original securities and will trade interchangeably with the original securities. References to the “securities” will collectively refer to the reopened securities and the original securities. After the issuance of the reopened securities, the aggregate principal amount of the outstanding securities of this tranche will be $18,657,360.

You should read this document together with the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 4, 2023

Principal at Risk Securities

Investment Summary

The Trigger Jump Securities

The Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 4, 2023 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying index that provides a potential return equal to the greater of the index percent change and 75.25% (as reflected in the upside payment of $7.525 per $10 stated principal amount security) if the final index value is greater than or equal to the initial index value.
▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.
▪	To obtain limited market downside protection against the loss of principal in the event of a decline of the underlying index as of the valuation date, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., but only if the final index value is greater than or equal to the downside threshold.

If the final index value is less than the downside threshold, the securities are exposed on a 1-to-1 basis to any percentage decline of the final index value from the initial index value. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	6 years
Upside payment:	$7.525 per $10 stated principal amount security (75.25% of the stated principal amount)
Downside threshold:	60% of the initial index value
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities
Interest:	None

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the underlying index is an “Index.”

Please refer to Annex A in this pricing supplement for additional supplemental terms of the securities.

July 2018	Page 2

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 4, 2023

Principal at Risk Securities

Key Investment Rationale

This investment offers a potential return at maturity based on full participation in the positive performance of the underlying index, subject to a contingent minimum return, if the final index value is greater than or equal to the initial index value, and provides limited market downside protection against a decline in the underlying index of up to 40%, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. However, if the final index value is less than 60% of the initial index value, which we refer to as the downside threshold, the payment at maturity will be less than $6 and could be zero.

Upside Scenario	If the final index value is greater than or equal to the initial index value, the payment at maturity for each security will be equal to $10.00 plus the greater of (a) $10 × the index percent change and (b) the upside payment of $7.525 per $10 stated principal amount security.
Par Scenario	If the final index value is less than the initial index value but is greater than or equal to the downside threshold, which means that the underlying index has depreciated by no more than 40% from the initial index value, the payment at maturity will be $10 per $10 stated principal amount security.
Downside Scenario	If the final index value is less than the downside threshold, which means that the underlying index has depreciated by more than 40% from the initial index value, you will lose 1% for every 1% decline of the level of the underlying index from the initial index value to the final index value (e.g., a 50% depreciation of the underlying index will result in the payment at maturity that is less than the stated principal amount by 50%, or $5 per $10 stated principal amount security).

July 2018	Page 3

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 4, 2023

Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per stated principal amount security
Upside payment:	$7.525 (75.25% of the stated principal amount) per $10 stated principal amount security
Downside threshold:	60% of the initial index value (-40% percent change in the final index value compared with the initial index value)

Trigger Jump Securities Payoff Diagram

The Trigger JUMP Securities
The Underlying Index
$10 + $7.525 Upside Payment
$10 Stated Principal Amount
-40%
0%
75.25%
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Payment at Maturity on the Trigger JUMP Securities
Percentage Change in the Underlying Index

How it works

▪	Upside Scenario: If the final index value is greater than or equal to the initial index value, the payment at maturity is equal to the $10 stated principal amount plus the greater of (a) $10 × the index percent change and (b) the upside payment. Under the terms of the securities, in the payoff diagram, an investor would receive the payment at maturity of $17.525 per security if the index percent change is no more than 75.25% and would receive $10 plus an amount that represents a 1-to-1 participation in the appreciation of the underlying index if the index percent change is greater than 75.25%.
o	For example, if the underlying index appreciates 5%, investors will receive an 75.25% return, or $17.525 per $10 stated principal amount security.
o	For example, if the underlying index appreciates 80%, investors will receive an 80% return, or $18.00 per $10 stated principal amount security.

July 2018	Page 4

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 4, 2023

Principal at Risk Securities

▪	Par Scenario: If the final stock price is less than the initial stock price, but is greater than or equal to the downside threshold, the investor would receive the $10 stated principal amount per security.

o    For example, if the underlying stock depreciates 5%, investors will receive the $10 stated principal amount.

▪	Downside Scenario: If the final index value is less than the downside threshold, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final index value from the initial index value.
o	For example, if the final index value declines by 50% from the initial index value, investors will lose 50% of their principal and the payment at maturity will be $5 per $10 stated principal amount security (50% of the stated principal amount).

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

July 2018	Page 5

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 4, 2023

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying product supplement and the accompanying underlying supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any stated principal amount at maturity. If the final index value is less than the downside threshold, you will receive for each security that you hold a payment at maturity that is less than the $10 stated principal amount of each security by an amount proportionate to the decline in the closing level of the underlying index on the valuation date from the initial index value. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire principal amount.
▪	Your ability to receive the upside payment may terminate on the valuation date. If the final index value is less than the initial index value, you will not be entitled to receive the upside payment at maturity. Under these circumstances, you may lose some or all of your principal amount at maturity.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities. If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the initial index value and the downside threshold, will determine the final index value and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuation or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

July 2018	Page 6

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 4, 2023

Principal at Risk Securities

▪	The benefit provided by the downside threshold may terminate on the valuation date. If the final index value is less than the downside threshold, the benefit provided by the downside threshold will terminate and you will be fully exposed to any depreciation of the underlying index.
▪	The estimated value of the securities is lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities exceeds the estimated value of the securities because costs associated with structuring and hedging the securities are included in the original issue price of the securities. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include the projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

July 2018	Page 7

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 4, 2023

Principal at Risk Securities

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the closing level of the underlying index, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility of the underlying index;
o	the time to maturity of the securities;
o	dividend rates on the equity securities included in the underlying index;
o	interest and yield rates in the market generally;
o	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the underlying index trade and the correlation among those rates and the levels of the underlying index; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.
▪	Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.
▪	The securities are subject to risks associated with securities issued by non-U.S. companies. The equity securities included in the underlying index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.
▪	The securities are not directly exposed to fluctuations in foreign exchange rates. The value of your securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the underlying index are based, although any currency fluctuations could affect the performance of the underlying index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the securities, you will not receive any additional payment or incur any reduction in any payment on the securities.
▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the underlying index and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and the downside

July 2018	Page 8

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 4, 2023

Principal at Risk Securities

threshold and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final index value and, accordingly, the payment to you at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

July 2018	Page 9

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Value of the EURO STOXX 50® Index due May 4, 2023

Principal at Risk Securities

EURO STOXX 50® Index Overview

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions ― The EURO STOXX 50® Index” in the accompanying underlying supplement.

Information as of market close on July 20, 2018:

Bloomberg Ticker Symbol:	SX5E
Current Closing Level:	3,460.03
52 Weeks Ago (on 7/20/2017):	3,499.49
52 Week High (on 11/1/2017):	3,697.40
52 Week Low (on 3/26/2018):	3,278.72

The following table sets forth the published high and low closing levels, as well as end-of-quarter closing levels, of the underlying index for each quarter in the period from January 1, 2013 through July 20, 2018. The graph following the table sets forth the daily closing levels of the underlying index during the same period. The closing level of the underlying index on July 20, 2018 was 3,460.03. We obtained the closing level information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the underlying index on the valuation date. The payment of dividends on the stocks that constitute the underlying index are not reflected in its closing level and, therefore, have no effect on the calculation of the payment at maturity.

EURO STOXX 50® Index	High	Low	Period End
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter	3,314.80	3,091.52	3,228.24
Third Quarter	3,289.75	3,006.83	3,225.93
Fourth Quarter	3,277.38	2,874.65	3,146.43
2015
First Quarter	3,731.35	3,007.91	3,697.38
Second Quarter	3,828.78	3,424.30	3,424.30
Third Quarter	3,686.58	3,019.34	3,100.67
Fourth Quarter	3,506.45	3,069.05	3,267.52
2016
First Quarter	3,178.01	2,680.35	3,004.93
Second Quarter	3,151.69	2,697.44	2,864.74
Third Quarter	3,091.66	2,761.37	3,002.24
Fourth Quarter	3,290.52	2,954.53	3,290.52
2017
First Quarter	3,500.93	3,230.68	3,500.93
Second Quarter	3,658.79	3,409.78	3,441.88
Third Quarter	3,594.85	3,388.22	3,594.85
Fourth Quarter	3,697.40	3,545.72	3,589.91
2018
First Quarter	3,672.29	3,278.72	3,361.50
Second Quarter	3,592.18	3,340.35	3,395.60
Third Quarter (through July 20, 2018)	3,485.08	3,372.21	3,460.03

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Principal at Risk Securities

EURO STOXX 50® Index Historical Performance – Daily Closing Levels January 2, 2013 to July 20, 2018

5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
Index Level
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18

Source: Bloomberg

License Agreement. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. See “Equity Index Descriptions — The EURO STOXX 50® Index — License Agreement” in the accompanying underlying supplement.

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:	The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Risk Factors — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events

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and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities is lower than the original issue price of the securities because costs associated with structuring and hedging the securities are included in the original issue price of the securities. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — The estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of the securities. However, under a 2015 IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Supplemental use of proceeds and hedging:	The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Trigger Jump

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Securities Work” in this document for an illustration of the risk-return profile of the securities and “EURO STOXX 50® Index Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will not receive selling commissions for the securities.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the fourth business day following the pricing date of the securities (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the pricing date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the reopened securities and the guarantee:	In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the reopened securities offered by this reopening supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the reopened securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

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• Product supplement no. MS-1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

• Underlying supplement no. 1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf

• Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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Annex A

The accompanying product supplement is supplemented as follows:

(i)	The section entitled “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement is replaced in its entirety by the following:

Postponement of a Payment Date

If any scheduled Payment Date is not a business day, then that Payment Date will be the next succeeding business day following the scheduled Payment Date.  If, due to a market disruption event or otherwise, any Determination Date referenced in the determination of a payment on the notes that will or may be payable on any Payment Date is postponed so that it falls less than three business days prior to that scheduled Payment Date, that Payment Date will be the third business day following the latest such Determination Date, as postponed, unless otherwise specified in the relevant terms supplement.  If any Payment Date is adjusted as the result of a non-business day, a market disruption event or otherwise, any payment of interest due on that Payment Date will be made on that Payment Date as adjusted, with the same force and effect as if that Payment Date had not been adjusted, but no interest will accrue or be payable as a result of the delayed payment.

A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.

(ii)	The section entitled “The Underlyings — Indices — Level of an Index” in the accompanying product supplement is replaced in its entirety by the following:

Level of an Index

Unless otherwise specified in the relevant terms supplement or any accompanying underlying supplement, the “closing level” of an Index or any relevant successor index (as defined under “— Discontinuation of an Index; Alteration of Method of Calculation” below) on any relevant day will equal the official closing level of that Index or successor index, as applicable, published with respect to that day.  In certain circumstances, the closing level of an Index or any relevant successor index will be based on the alternative calculation of that Index described under “General Terms of Notes — Postponement of a Determination Date” above or “— Discontinuation of an Index; Alteration of Method of Calculation” below.

Unless otherwise specified in the relevant terms supplement or any accompanying underlying supplement, the “intraday level” of an Index or any relevant successor index at any time on any relevant day (including at the open and close of trading for that Index or successor index, as applicable) will equal the most recently reported level at that time for that Index or successor index, as applicable, as published on the applicable page of Bloomberg Professional® service, which is referred to in this product supplement as “Bloomberg,” or any successor page, for that index or successor index, as applicable.  In certain circumstances, the intraday level of an Index or any relevant successor index will be based on the alternative calculation of that Index described under “— Discontinuation of an Index; Alteration of Method of Calculation” below.

(iii)	The section entitled “The Underlyings — Indices — Discontinuation of an Index; Alteration of Method of Calculation” in the accompanying product supplement is replaced in its entirety by the following:

Discontinuation of an Index; Alteration of Method of Calculation

Unless otherwise specified in the relevant terms supplement or any accompanying underlying supplement, if the sponsor of an Index (an “Index Sponsor”) discontinues publication of that Index and that Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred

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to in this product supplement as a “successor index”), then (a) the closing level of that Index on any Determination Date, or any other relevant date on which the closing level of that Index is to be determined, will be determined by reference to the level of that successor index published with respect to that day and (b) the intraday level, if applicable, of that Index at any time on any Determination Date, or any other relevant date on which the intraday level of that Index is to be determined, will be determined by reference to the level of that successor index as most recently reported by Bloomberg at that time.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, the Issuer, the Guarantor (if applicable) and DTC, as holder of the notes.

Unless otherwise specified in the relevant terms supplement or any accompanying underlying supplement, if the Index Sponsor for an Index discontinues publication of that Index prior to, and that discontinuation is continuing on, a Determination Date or any other relevant date on which the closing level of that Index is to be determined, and the calculation agent determines, in its sole discretion, that no successor index for that Index is available at that time, or the calculation agent has previously selected a successor index for that Index and publication of that successor index is discontinued prior to, and that discontinuation is continuing on, that Determination Date or other relevant date, then (a) the calculation agent will determine the closing level of that Index for that Determination Date or that other relevant date on that date and (b) the intraday level of that Index, if applicable, at any time on any relevant day will be deemed to equal the closing level of that Index on that day, as determined by the calculation agent.  Unless otherwise specified in the relevant terms supplement or any accompanying underlying supplement, the closing level of that Index will be computed by the calculation agent:

(a)	with respect to an Equity Index, in accordance with the formula for and method of calculating that Index or successor index, as applicable, last in effect prior to that discontinuation using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for that suspension or limitation) at the close of the principal trading session on that date of each security most recently composing that Index or successor index, as applicable;
(b)	with respect to a Bond Index, in good faith and in a commercially reasonable manner; or
(c)	with respect to a Commodity Index, in accordance with the formula for and method of calculating that Index or successor index, as applicable, last in effect prior to that discontinuation using the official settlement price(s) (or, if trading in the relevant futures contract(s) has been materially suspended or materially limited, the calculation agent’s good faith estimate of the applicable settlement price(s) that would have prevailed but for that suspension or limitation) at the close of the principal trading session on that date of each futures contract most recently composing that Index or successor index, as applicable, as well as any futures contract required to roll any expiring futures contract in accordance with the method of calculating that Index or successor index, as applicable.

Notwithstanding these alternative arrangements, discontinuation of the publication of an Index or its successor index, as applicable, may adversely affect the value of the notes.

If at any time the method of calculating an Index or a successor index, or the level thereof, is changed in a material respect, or if an Index or a successor index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of that Index or successor index, as applicable, had those changes or modifications not been made, then the calculation agent will, at the close of business in the City of New York on each date on which the closing level or intraday level, if applicable, of that Index or successor index, as applicable, is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to that Index or successor index, as the case may be, as if those changes or modifications had not been made, and the calculation agent will calculate the closing level or intraday level, as applicable, of that Index or successor index, as applicable, with reference to that Index or successor index, as adjusted.  Accordingly, if the method of calculating an Index or a successor index

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is modified so that the level of that Index or successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in that Index or successor index), then the calculation agent will adjust its calculation of that Index or successor index, as applicable, in order to arrive at a level of that Index or successor index, as applicable, as if there had been no modification (e.g., as if the split had not occurred).

July 2018	Page 17